   As filed with the Securities and Exchange Commission on April 21,1999

                         Registration No. 333-_____

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM S-8
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           U.S. HOME CORPORATION
           (Exact Name of Registrant as Specified in Its Charter)

           Delaware                                      21-0718930
(State or Other Jurisdiction of                      (I.R.S.  Employer
Incorporation or Organization)                       Identification No.)

                     10707 Clay Road, Houston, TX 77041
                               (713) 877-2311
       (Address, Including Zip Code, and Telephone Number, Including
          Area Code, of Registrant's Principal Executive Offices)

                           U.S. HOME CORPORATION
                  1998 KEY EMPLOYEES RESTRICTED STOCK PLAN
                          (Full Title of the Plan)

                             ROBERT J. STRUDLER
                  Chairman and Co-Chief Executive Officer
                           U.S. Home Corporation
                              10707 Clay Road
                             Houston, TX 77041
                               (713) 877-2311
             (Name, Address, Including Zip Code, and Telephone
             Number, Including Area Code, of Agent for Service)

                                  Copy to:
                           Stephen C. Koval, Esq.
                Kaye, Scholer, Fierman, Hays & Handler, LLP
                              425 Park Avenue
                          New York, New York 10022


                      CALCULATION OF REGISTRATION FEE

=============================================================================
Title of                     Proposed        Proposed            Amount
securities      Amount       maximum         maximum             of
to be           to be        offering price  aggregate           registration
registered      registered   per share(2)    offering price(2)   fee
=============================================================================
Common Stock,   120,000(1)    $30.78       $3,693,600          $1,027
$.01 par
value per
share(1)
=============================================================================
Totals          120,000       $30.78       $3,693,600          $1,027
=============================================================================


(1) Shares reserved for issuance pursuant to the U.S. Home Corporation 1998 Key Employees Restricted Stock Plan.

(2) The aggregate offering price has been computed pursuant to Rule 457(c) and Rule 457(h)(1) promulgated under the Securities Act of 1933, as amended, upon the basis of the high and low prices of the Common Stock reported on the New York Stock Exchange on
         April 14, 1999.

                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

                  The following documents, or portions thereof, filed with the Securities and Exchange Commission (the "Commission") by U.S. Home Corporation (the "Company"), are incorporated herein by reference:

     1. Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1998.

     2. The description of the common stock, $.01 par value per share, of the Company (the "Common Stock") as contained under the headings "Capital Stock and Class B Warrants - Common Stock" on page 51 and "Capital Stock and Class B Warrants - Certificate of Incorporation" on pages 54-55 of the prospectus, dated October 27, 1993, filed with the Commission on October 28, 1993 pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the "Act") (Registration No. 33-68966).

                  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

                  Not applicable.

Item 5.    Interests of Named Experts and Counsel.

                  Seymour H. Chalif, who is special counsel to Kaye, Scholer, Fierman, Hays & Handler, LLP, is also senior advisor to the Board of Directors of the Company.

Item 6.    Indemnification of Directors and Officers.

                  The Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides for the indemnification of the directors, officers, employees and agents of the Company and its subsidiaries to the fullest extent permitted by applicable law as it presently exists, or as may hereafter be amended. The Certificate of Incorporation provides, among other things, that any person who was or is made a party to, or is threatened to be made a party to, or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent for another entity), will be indemnified and held harmless by the Company to the fullest extent permitted by applicable law as it presently exists or may be amended, against all expenses, liability or loss (including attorneys' fees), reasonably incurred by such person in connection therewith. Certain other provisions of the Certificate of Incorporation protect the Company's directors against personal liability for monetary damages resulting from breaches of their fiduciary duty of care, except as set forth below. Generally, under the Delaware General Corporation Law (the "DGCL"), absent these provisions, directors could be held liable for gross negligence in the performance of their duty of care but not for simple negligence. Under the Certificate of Incorporation, the Company's directors remain liable (i) for breaches of their duty of loyalty to the Company and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and (iii) for transactions from which a director derives improper personal benefit. The Certificate of Incorporation also does not absolve directors of liability under section 174 of the DGCL, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions in certain circumstances and expressly sets forth a negligence standard with respect to such liability.
                  Under the DGCL, directors, officers, employees and other individuals may be indemnified against expenses (including attorneys'
fees), judgments, fines and amounts paid in settlement actually or reasonably incurred in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative
(other than an action by or in the right of the corporation -- a "derivative action") if such person seeking indemnification acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with defense or settlement of such an action. Additionally, the DGCL requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the Company.

                   Under the Certificate of Incorporation, the Company will pay the expenses (including attorneys' fees) incurred in defending any proceeding in advance of its final disposition. However, such payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt by the Company of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under the Certificate of Incorporation or otherwise. The foregoing rights will not be exclusive of any other rights which such person may have or acquire under any statute, provision of the Certificate of Incorporation, the Company's Amended and Restated By-Laws, agreement, vote of stockholders of the Company or disinterested directors or otherwise.

                  Additionally, under the Certificate of Incorporation, if a claim for indemnification or payment of expenses is not paid in full within 60 days after a written claim has been received by the Company, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, will be entitled to be paid the expense of prosecuting such claim. In any such action, the Company will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

                  Furthermore, the Company's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

                  Subject to the availability of insurance at substantially
similar rates for similar coverage (as determined in the sole discretion of the Company), the Company will maintain insurance at the levels in effect as of the date of the expiration of the term, death, removal, retirement or resignation of each director, officer, employee or agent for a period of three years after such event, whichever level is greater, in either case, with respect to any proceeding by reason of the fact that such person, or the person for whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney's fees) reasonably incurred by such person at the Company's expense, to protect the Company and any such person against any such liability, cost, payment or expense; provided, however, that subject to the provisions described herein, the Company will only be required to maintain insurance until the earlier of the date which is (a) three years after the expiration of the term, death, removal, retirement or resignation of any such person and (b) June 21, 1999.

                  Any repeal or modification of the provisions described above will not adversely affect any right or protection under the Certificate of Incorporation of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

                  The Company has indemnification agreements with each of its directors and officers. These indemnification agreements provide for, among other things, the (i) indemnification by the Company of the indemnities thereunder to the extent described above and (ii) advancement of attorneys' fees and other expenses.

                  Certain of the Company's compensation and stock option plans provide for the indemnification of certain of the Company's officers and directors in connection with certain matters relating to such plans.

Item 7.    Exemption from Registration Claimed.

                  Not applicable.

Item 8.    Exhibits.

                  The following are filed as exhibits to this registration statement:

Exhibit
No.                        Description
--------                   -----------

  4.1        U.S. Home Corporation 1998 Key Employees Restricted Stock
             Plan.

  4.2        Restated   Certificate  of  Incorporation  of  U.S. Home
             Corporation. Incorporated by reference from exhibit 3.1 of U.S. Home Corporation's Registration Statement on Form S-3 filed with the Commission on September 17, 1993.

  4.3        Certificate   of   Amendment  of Restated Certificate of
             Incorporation of U.S. Home Corporation. Incorporated by reference from exhibit 3.1 of U.S. Home Corporation's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1994 filed with the Commission on August 9, 1994.

  4.4 Amended and Restated By-Laws of U.S. Home Corporation dated as of October 15, 1998. Incorporated by reference from exhibit 3.1 to U.S. Home Corporation's Quarterly Report on Form 10-Q for the period ended September 30, 1998.

  4.5 Certificate of Retirement of U.S. Home Corporation filed with the State of Delaware on September 14, 1995. Incorporated by reference from exhibit 3.1 to U.S. Home Corporation's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996 (the "September 1996 Form 10-Q").

  4.6 Certificate of Retirement of U.S. Home Corporation filed with the State of Delaware on September 4, 1996. Incorporated by reference from exhibit 3.1(ii) to the September 1996 Form 10-Q.

  4.7 Certificate of Retirement of U.S. Home Corporation filed with the State of Delaware on June 16, 1997. Incorporated by reference from exhibit 3.1 to U.S. Home Corporation's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997.

  4.8 Certificate of Designation, Preferences and Rights of Series A Junior Non-Cumulative Preferred Stock. Incorporated by reference from exhibit 3.2 to U.S. Home Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission on February 21, 1997.

  4.9 Rights Agreement, dated as of November 7, 1996, between U.S. Home Corporation and First Chicago Trust Company of
             New York. Incorporated by reference from exhibit 4 to U.S. Home Corporation's Current Report on Form 8-K/A Amendment #1 filed with the Commission on November 18, 1996.

  5.1        Opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP.

  23.1       Consent of Arthur Andersen LLP.

  23.2 Consent of Kaye, Scholer, Fierman, Hays & Handler, LLP (included in Exhibit 5.1 hereto).

  24.1 Power of Attorney (included on the signature page of this Registration Statement).

Item 9.    Undertakings.

                  The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 unless the information required to be included in such post-effective amendment is contained in a periodic report filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement unless the information required to be included in such post-effective amendment is contained in a periodic report filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment
any  of  the  securities   being   registered which  remain  unsold at the
termination of the offering.


     4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and,
where  applicable,  each   filing  of an  employee  benefit  plan's  annual
report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar  as  indemnification  for  liabilities  arising  under  the
Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 21st day of April, 1999.


                           U.S. HOME CORPORATION

                           By: /s/ Chester P. Sadowski
                           -------------------------------
                           Name: Chester P. Sadowski
                           Title: Senior Vice President Controller
                                  and Chief Accounting Officer

                  Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes each of Robert J. Strudler, Isaac Heimbinder, Craig M. Johnson and Chester P. Sadowski, as attorney-in-fact, to sign and file on his behalf, individually and in each capacity stated below, any pre-effective or post-effective amendment hereto.


Signature                                           Date
---------                                           ----


/s/ Robert J. Strudler                        April 21, 1999
----------------------------
Robert J. Strudler
Chairman, Co-Chief Executive
Officer and Director (principal
executive officer)


/s/ Isaac Heimbinder                          April 21, 1999
----------------------------
Isaac Heimbinder
President, Co-Chief Executive
Officer, Chief Operating
Officer and Director


/s/ Chester P. Sadowski                       April 21, 1999
----------------------------
Chester P. Sadowski
Senior Vice President Controller
and Chief Accounting Officer
(principal accounting officer)

/s/ Thomas A. Napoli                          April 21, 1999
-----------------------------
Thomas A. Napoli
Vice President-Corporate
Finance and Treasurer
(principal financial officer)


/s/ Glen Adams                                April 21, 1999
-----------------------------
Glen Adams
Director


/s/ Steven L. Gerard                          April 21, 1999
-----------------------------
Steven L. Gerard
Director


/s/ Kenneth J. Hanau, Jr.                     April 21, 1999
-----------------------------
Kenneth J. Hanau, Jr.
Director


/s/ Malcolm T. Hopkins                        April 21, 1999
-----------------------------
Malcolm T. Hopkins
Director


/s/ Charles A. McKee                          April 21, 1999
-----------------------------
Charles A. McKee
Director


/s/ George A. Poole, Jr.                      April 21, 1999
-----------------------------
George A. Poole, Jr.
Director


/s/ Herve Ripault                             April 21, 1999
-----------------------------
Herve Ripault
Director


/s/ James W. Sight                            April 21, 1999
-----------------------------
James W. Sight
Director

                               EXHIBIT INDEX

  Exhibit No.                          Description
  -----------                          -----------

     4.1     U.S. Home Corporation 1998 Key  Employees  Restricted Stock
             Plan.

     4.2 Restated Certificate of Incorporation of U.S. Home Corporation. Incorporated by reference from exhibit 3.1 of U.S. Home Corporation's Registration Statement on Form S-3 filed with the Commission on September 17, 1993.

     4.3 Certificate of Amendment of Restated Certificate of Incorporation of U.S. Home Corporation. Incorporated by reference from exhibit 3.1 of U.S. Home Corporation's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1994 filed with the Commission on August 9, 1994.

     4.4 Amended and Restated By-Laws of U.S. Home Corporation dated as of October 15, 1998. Incorporated by reference from exhibit 3.1 to U.S. Home Corporation's Quarterly Report on Form 10-Q for the period ended September 30, 1998.

     4.5 Certificate of Retirement of U.S. Home Corporation filed with the State of Delaware on September 14, 1995. Incorporated by reference from exhibit 3.1 to U.S. Home Corporation's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996 (the "September 1996 Form 10-Q").

     4.6 Certificate of Retirement of U.S. Home Corporation filed with the State of Delaware on September 4, 1996. Incorporated by reference from exhibit 3.1(ii) to the September 1996 Form 10-Q.

     4.7 Certificate of Retirement of U.S. Home Corporation filed with the State of Delaware on June 16, 1997. Incorporated by reference from exhibit 3.1 to U.S. Home Corporation's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997.

     4.8     Certificate of Designation, Preferences and Rights of Series
             A Junior  Non-Cumulative   Preferred Stock.  Incorporated by
             reference from exhibit 3.2 of U.S. Home Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission on February 21, 1997.

     4.9 Rights Agreement, dated as of November 7, 1996, between U.S. Home Corporation and First Chicago Trust Company of New York. Incorporated by reference from exhibit 4 to U.S. Home Corporation's Current Report on Form 8-K/A Amendment #1 filed with the Commission on November 18, 1996.

     5.1     Opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP.

     23.1    Consent of Arthur Andersen LLP.

     23.2 Consent of Kaye, Scholer, Fierman, Hays & Handler, LLP (included in Exhibit 5.1 hereto).

     24.1 Power of Attorney (included on the signature page of this Registration Statement).